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                                                                     EXHIBIT 8.1

                   [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]


                                September 8, 1995


Genentech, Inc.
460 Point San Bruno Boulevard
South San Francisco, CA 94080


Gentlemen:

           We are acting as special counsel to Genentech, Inc. ("Genentech") in connection with the Agreement and Plan of Merger, dated as of May 23, 1995, among Genentech, Roche Holdings, Inc. and HLR (U.S.) II, Inc., and the transactions contemplated thereby. All terms used herein without definition have the meanings set forth in such Agreement. Our opinion as to the material federal income tax consequences of the Merger under currently applicable law, as well as the ownership of the Special Common Stock, to the holders of Common Stock who are United States citizens or resident individuals who hold such Common Stock and will hold Special Common Stock as a capital asset is as set forth under the caption "Certain Federal Income Tax Considerations and Accounting Treatment
-- Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus of Genentech, Inc. which is a part of the Registration Statement on Form S-4 of Genentech, Inc. covering the shares of Special Common Stock to be issued in the Merger (the "Registration Statement").

           We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                 Very truly yours,

                                 /s/ Wachtell, Lipton, Rosen & Katz